TEAMING AGREEMENT and EMPLOYMENT AGREEMENT

This combination TEAMING AGREEMENT and EMPLOYMENT AGREEMENT (Agreement) is made as of April 27, 2011 between Chester Gilliam and Mr. Gilliam’s company, Wizard- Works (hereinafter referred to as Subcontractor) and HS3 Technologies Inc. (hereinafter referred to as HS3), with offices at 1800 Boulder Street suites 600, Denver Colorado, 80211. HS3 and Subcontractor are sometimes referred to hereinafter individually as “Party” and collectively as “Parties.”

WHEREAS, The Parties have carefully assessed their mutual capabilities and interests and have concluded it is desirable to enter into a team arrangement for providing the products and services (Program) contemplated by this agreement; and

WHEREAS, the Parties have determined that they have the necessary expertise required for the Program and that this agreement will enable them to complement their unique capabilities to perform the Program in the most mutually efficient and cost effective manner; and

WHEREAS, it is the purpose of this Agreement to set forth the understanding under which the parties will work together on this program and additionally receive compensation;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as fallows:

ARTICLE 1. Compensation:

1.1	It is intended that HS3 compensate Chester A. Gilliam for his participation in the Program a bonus of $360,000 dollars and concurrently 500,000 shares of HS3 Technologies Inc. stock.

	a.	Subcontractor will receive the 500,000 shares at execution of this document.

b.

The Program bonus of $360,000 will be divided into three annual installments equal to the lesser of $120,000 per annum or 50% of the revenue received from WizardWorks accounts during that period. The Program bonus will be paid at the end of each calendar quarter. If during any quart the total revenue received from WizardWorks accounts is less than $60,000 the installment for that quarter will be calculated to minimally equal 50% of the total revenues received from WizardWorks.

	c.	If over the three year term the amount paid to WizardWorks is less than $360,000 this agreement will continue for one year increments until paid.

	d.	Acceleration of payments: HS3 has the sole right to accelerate payments to reach the agreed $360,000 at any time during the term.

1.2	For consideration of the above 1.1, HS3 will receive, record, and dispense as its own all revenue from WizardWorks as of January 1, 2011.

	a.	HS3 may invoice customers under the WizardWorks or HS3 name.

	b.	At the completion of the bonus payments HS3 has the right to assume the WizardWorks name and logo for $1.00.

1.3	HS3 will pay subcontractor $400/mth rent for the uses of the shop. Upon thirty day written notice HS3 may vacate premises, remove all equipment and end rental payment.

1.4	HS3 will transfer title of the WizardWorks truck to Mr. Gilliam.

ARTICLE 2. Termination:

2.1	TERMINATION: either party may terminate this agreement with thirty day written notice delivered to their respective addresses. If termination is executed by either party, HS3 retains the right to pay the reminder of the $360,000 + $1.00 within ninety days of termination notice and assume the WizardWorks name and logo per paragraph 1.2 b

2.2	If Subcontractor terminates this agreement HS3 will have no further financial liability to the Subcontractor beyond the date of written acceptance of termination, and HS3 has ninety days at its sole discretion to enact paragraph 1.1 d.

2.3	If HS3 terminates this agreement without cause or full payment Mr. Gilliam will retain WizardWorks and its customers.

ARTICLE 3. Employment

3.1	HS3 will compensate Mr. Gilliam an annual salary of $110,000 dollars paid monthly.

3.2	The initial term is for three years, and may be extended by mutual agreement.

3.3	Responsibilities:

a.

The position is national manager in charge of all remote installations, HS3 & WizardWorks. Duties include; scheduling installations and travel, manage install team staffing and training. Create and maintain group’s budget. Maintain tool and equipment inventory required for installations.

b.

Communication Responsibility; communicate with customers to acquire installation authorization and insure that all reporting documents are transmitted to HS3’s billing department upon project completion.

	c.	Manage and maintain staff that reports to him; install team leaders, and in-house travel assistant.

	d.	Assist in the preparation and/or verification of invoices.

	e.	Travel to install location and assist in remote installations.

	f.	Participate in Board meetings when requested.

	g.	Do what ever is required to make sure we succeed.

	h.	Reports directly to HS3 CEO.

3.4	If HS3 ends business or terminates the employment agreement without cause the company agrees to pay 50% of the balance due on the initial term.

Date:	Date:

/s/ Chester A. Gilliam	/s/ Mark Lana
Chester A Gilliam	Mark Lana
WizardWorks	HS3 Technologies Inc.